Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-167331, 333-188766, 333-238236, 333-279825, 333-286545, 333-287072, 333-289127 and 333-292133 on Form S-8 of our reports dated March 12, 2026, relating to the consolidated financial statements and consolidated financial statement schedule of Sleep Number Corporation and subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financial reporting appearing in this Annual Report on Form 10-K for the year ended January 3, 2026.

/s/ DELOITTE & TOUCHE LLP

Minneapolis, Minnesota
March 12, 2026